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                                                                     EXHIBIT 3.2

                           ARTICLES OF AMENDMENT TO
                         ARTICLES OF INCORPORATION OF

                               EXPEDIA.COM, INC.


     THESE ARTICLES OF AMENDMENT of the Articles of Incorporation of Expedia.com, Inc. (the "Corporation") are herein executed by said Corporation, pursuant to the provisions of RCW 23B.10.050, as follows:

     FIRST:    The name of the Corporation is Expedia.com, Inc.

     SECOND:   Article I of the Articles of Incorporation is amended to read as follows:

               The name of the corporation is Expedia, Inc.

     THIRD:    Article 4, Section 4.1 of the Articles of Incorporation is
amended to read as follows:

     4.1 Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 250,000,000 shares, which shall consist of 120,000,000 shares of Class A common stock, $.01 par value per share ("Class A Common Shares"), 120,000,000 shares of Class B Common stock, par value $.001 per share ("Class B Common Shares") and 10,000,000 shares of preferred stock, $.01 par value per share ("Preferred Shares"). Except as otherwise provided in accordance with these Articles of Incorporation, the Class A and Class B Common Shares shall have: (i) unlimited voting rights, with the Class A Common Shares being entitled to one vote per share and the Class B Common Shares being entitled to ten (10) votes per share, and (ii) the rights to receive the net assets of the Corporation upon dissolution, with Class A and Class B Common Shares participating equally. The other rights and preferences of the Class A and Class B Common Shares shall be identical unless otherwise provided herein. Neither the Class A Common Shares nor the Class B Common Shares are subject to redemption at the option of the Corporation. The Class B Common Shares may be converted into Class A Common Shares as provided herein or in any other agreement entered into by the holder or holders of Class B Common Shares. The Class B Common Shares shall retain the special rights attaching to such shares until they are converted into Class A Common Shares or until they otherwise cease to be issued shares of the Corporation. As Class B Common Shares are converted into Class A Common Shares as specified in Section 4.5, the number of shares classified as Class B Common Shares shall be reduced and the number of shares of Class A Common Shares shall be increased on a one-for-one basis.

     FOURTH:   Article 4 of the Articles of Incorporation is amended to add a new Section 4.4 to read as follows:
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     4.4  Voting.

     (a) On all matters upon which shareholders are entitled to vote, every holder of Class A Common Shares shall be entitled to one (1) vote in person or by proxy for each share of Class A Common Shares standing in its name on the transfer books of the corporation and every holder of Class B Common Shares shall be entitled to ten (10) votes in person or by proxy for each share of Class B Common Shares standing in its name on the transfer books of the corporation.

     (b) The holders of Class A Common Shares and Class B Common Shares shall vote together as a single class.

     FIFTH:    Article 4 of the Articles of Incorporation is amended to add a new Section 4.5 to read as follows:

     4.5  Conversion of Class B Common Shares.

     (a) Each outstanding Class B Common Share, at the option of the holder thereof, may be converted at any time into one (1) Class A Common Share. Any such conversion of Class B Common Shares shall be effected by the presentation and surrender of the certificate(s) that represent the Class B Common Shares to be converted, at the principal executive offices of the corporation or at such other place as may from time to time be designated by the corporation, in such form and accompanied by all transfer taxes (or proof of payment thereof), if any, as shall be required for such transfer, and upon such surrender, the holder of such shares shall be entitled to receive in exchange therefor certificate(s) for fully paid and nonassessable Class A Common Shares at the rate aforesaid, and such holder shall be registered as the holder of such Class A Common Shares.

     (b) Subdivisions and Combinations of Shares. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Shares, the outstanding shares of the other class of Common Shares will be likewise subdivided or combined.

     (c) Liquidation or Dissolution. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, holders of Class A Common Shares and holders of Class B Common Shares shall receive an equal per share distribution of any assets remaining after payment or provision for liabilities and the liquidation preference on Preferred Stock, if any.

     SIXTH:    A new Article XIV shall be added to read as follows:

                                  ARTICLE XIV

     (A)    In anticipation that:
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          (i) the Corporation will cease to be a wholly-owned subsidiary of
Microsoft but Microsoft will remain, for some period of time, a stockholder of the Corporation and have continued contractual, corporate and business relations with the Corporation;

          (ii) the Corporation and Microsoft or its customers or suppliers may enter into contracts or otherwise transact business with each other and the Corporation may derive benefits therefrom; and

          (iii) the Corporation may from time to time enter into contractual, corporate or business relations with one or more of its directors, or one or more corporations, partnerships, associations or other organizations in which one or more of its directors have a financial interest (collectively, "Related Entities");

the provisions of this Article XIV are set forth to regulate and guide certain contractual relations and other business relations of the Corporation as they may involve Microsoft or its customers or suppliers, Related Entities and their respective officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. For the purposes of this Article XIV, the term "Person" shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

     (B) The provisions of this Article XIV are in addition to, and not in limitation of, the provisions of the Act and the other provisions of these Articles of Incorporation. Any contract or business relation which does not comply with procedures set forth in this Article XIV shall not by reason thereof be deemed void or voidable or result in any breach of any fiduciary duty to, or duty of loyalty to, or failure to act in good faith or in the best interests of, the Corporation, or the derivation of any improper personal benefit, but shall be governed by the remaining provisions of these Articles of Incorporation, the Bylaws, the Act and other applicable law.

     (C) No contract, agreement, arrangement or transaction between the Corporation and Microsoft or any customer or supplier thereof or any Related Entity or between the Corporation and one or more of the directors or officers of the Corporation, Microsoft or any Related Entity, or any amendment, modification or termination thereof, shall be void or voidable solely for the reason that Microsoft or such customer or supplier, any Related Entity or any one or more of the officers or directors of the Corporation, Microsoft or any Related Entity are parties thereto, or solely because any such directors or officers are present at or participate in the meeting of the Board of Directors or committee thereof which authorizes such contract, agreement, arrangement, transaction, amendment, modification or termination (each, a "Transaction") or solely because his or their votes are counted for such purpose, and Microsoft, any Related Entity and such directors and officers (i) shall have fully satisfied and fulfilled any fiduciary duties they may have to the Corporation and its stockholders with respect thereto, (ii) shall not be liable to the Corporation or its stockholders for any breach of any fiduciary duty they may have by reason of entering into, performance or consummation of any such Transaction, (iii) shall be deemed to have acted in good faith and in a manner such Persons reasonably believed to be in and not
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opposed to the best interests of the Corporation, to the extent such standard is applicable to such Persons' conduct, and (iv) shall be deemed not to have breached any duties of loyalty to the Corporation or its stockholders they may have and not to have derived an improper personal benefit therefrom, if:

          (w) the material facts as to the Transaction are disclosed or are known to the Board of Directors or the committee thereof that authorizes the Transaction and the Board of Directors or such committee in good faith authorizes or approves the Transaction by the affirmative vote of a majority of the Disinterested Directors on the Board of Directors or such committee (even though the Disinterested Directors are less than a quorum);

          (x) the material facts as to the Transaction are disclosed or are known to the holders of all stock of the Corporation entitled to vote ("Voting Stock") thereon, and the Transaction is specifically approved in good faith by vote of the holders of a majority of the then outstanding Voting Stock not owned by Microsoft or such Related Entity, voting together as a single class, as the case may be;

          (y) such Transaction is effected pursuant to, and consistent with, terms and conditions specified in any arrangements, standards, protocols or guidelines (collectively, the "Guidelines") which are in good faith authorized or approved, after disclosure or knowledge of the material facts related thereto, by the affirmative vote of a majority of the Disinterested Directors on the Board of Directors or the applicable committee thereof (even though the Disinterested Directors be less than a quorum) or by vote of the holders of a majority of the then outstanding Voting Stock not owned by Microsoft or such Related Entity, voting together as a single class, as the case may be (such authorization or approval of such Guidelines constituting or being deemed to constitute authorization or approval of such Transaction); or

          (z) such Transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders of the Corporation.

In addition, each Transaction authorized, approved or effected, and such Guidelines so authorized or approved, as described in (w), (x), or (y) above, shall be deemed to be entirely fair to the Corporation and its stockholders; provided, however, that if such authorization or approval is not obtained, or such Transaction is not so effected, no presumption shall arise that such Transaction or such Guidelines are not fair to the Corporation and its stockholders.

     (D) Directors of the Corporation who are also directors or officers of Microsoft or any Related Entity may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes or approves any such Transaction or any such Guidelines. Voting Stock owned by Microsoft and any Related Entities may be counted in determining the presence of a quorum at a meeting of stockholders that authorizes or approves any such Transaction or any such Guidelines.
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     (E) Microsoft shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty it may have by reason of the fact that Microsoft takes any action or exercises any rights or gives or withholds any consent in connection with any Transaction between Microsoft and the Corporation. No vote cast or other action taken by any Person who is an officer, director or other representative of Microsoft, which vote is cast or action is taken by such Person in his capacity as a director of the Corporation, shall constitute an action of, or the exercise of a right by, or a consent of, Microsoft for the purpose of any such Transaction.

     (F) Any Person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XIV.

     (G) For purposes of this Article XIV, any Transaction with any corporation, partnership, joint venture, association or other entity in which the Corporation Beneficially Owns, directly or indirectly, 50 percent or more of the outstanding voting stock, voting power or similar voting interests, or with any officer or director thereof, shall be deemed to be a Transaction with the Corporation.

     (H) Notwithstanding anything in these Articles of Incorporation to the contrary, and in addition to any vote of the Board of Directors required by applicable law or these Articles of Incorporation, the affirmative vote of the holders of more than 80 percent of the voting power of the Voting Stock then outstanding, voting together as a single class, shall be required to alter, amend or repeal in a manner adverse to the interests of Microsoft, or adopt any provision adverse to the interests of Microsoft and inconsistent with, any provision of this Article XIV. Neither the alteration, amendment or repeal of this Article XIV nor the adoption of any provision inconsistent with this
Article XIV shall eliminate or reduce the effect of this Article XIV in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article XIV, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

     SEVENTH: This amendment does not provide for an exchange, reclassification or cancellation of issued shares.

     EIGHTH:   The date of the adoption of said Amendment by the Directors of said Corporation was the 22nd day of September, 1999.

     NINTH:    The amendment was adopted by resolution of the Board of Directors without shareholder action. No shares have been issued by the Corporation and shareholder action is therefore not required.

     The foregoing is executed under penalty of perjury by the undersigned, who is authorized to do so on behalf of the Corporation.

     DATED this 22nd day of September, 1999.

                                        EXPEDIA.com, INC.

                                        By: /s/ Gregory S. Stanger
                                           ------------------------------------
                                            Gregory S. Stanger
                                            Vice President and Chief Financial
                                            Officer